November 7, 2019

John Newland
Chief Financial Officer
PetIQ, Inc.
923 S. Bridgeway Pl.
Eagle, Idaho 83616

       Re: PetIQ, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed March 12, 2019
           File No. 001-38163

Dear Mr. Newland:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services